SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           CFW COMMUNICATIONS COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

[CFW LOGO]


                              JAMES S. QUARFORTH
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER

                                                                 401 Spring Lane
                                                                       Suite 300
                                                                   P.O. Box 1990
      Waynesboro, VA                                                       22980
 Telephone                                                          540 946-3500
 FAX                                                                540 946-3595

                                            March 12, 1998

     Dear Shareholder:

      You are cordially invited to attend our 1998 Annual Meeting of Shareholders at 10:00 a.m. on Tuesday, April 21, 1998. The meeting will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. Please join us for refreshments at 9:30 a.m.


       You will find complete information about the meeting in the enclosed Notice and Proxy Statement. Your 1997 Annual Report is sent to you herewith.


       We sincerely hope you will be able to be present at the meeting, but whether or not you plan to attend, we request that you sign your Proxy Card and mail it in the enclosed envelope. The prompt return of your Proxy will be appreciated.





                                            Sincerely,



                                            /s/ J.S. Quarforth

                                            J. S. Quarforth
                                            President and
                                            Chief Executive Officer

[CFW LOGO]-



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     Notice is Hereby Given that the Annual Meeting of Shareholders of CFW Communications Company (the "Meeting") will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, on Tuesday, April 21, 1998, at 10:00 a.m. for the following purposes:


   (1) To elect two Class I directors for three-year terms expiring in 2001 and one Class II director for a one year term expiring in 1999.


   (2) To transact such other business as may properly come before the meeting or any adjournment.


     Only shareholders of Common Stock of record at the close of business on February 23, 1998 will be entitled to vote at the Meeting.



                       By Order of the Board of Directors

                                  C. S. Smith


                              Corporate Secretary









Waynesboro, Virginia
March 12, 1998


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

[CFW LOGO]-



                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1998

     This Proxy Statement is furnished to the Shareholders of CFW Communications Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, April 21, 1998, at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, and at any adjournment. The mailing address of the Company's Corporate Office is 401 Spring Lane, Suite 300, P. O. Box 1990, Waynesboro, Virginia 22980. The Company's subsidiaries are CFW Telephone Inc., CFW Network Inc., CFW Wireless Inc., CFW Communications Services Inc., CFW Cable Inc., CFW Cable of Virginia Inc., CFW Information Services Inc., CFW Licenses Inc. and CFW PCS Inc.

     Solicitations of proxies will be made by use of the United States mail and may be made by direct or telephone contact by the Company. All solicitation expenses will be borne by the Company. Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons and the Company will reimburse them for their reasonable charges in this connection. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting.

     The Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the Meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.

     Where a shareholder directs in the proxy a choice with respect to any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of one Class II Director and re-election of two Class I Directors. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, or by voting in person at the Meeting. The close of business on February 23, 1998, has been fixed as the record date (the "Record Date") for the Meeting and any adjournment. As of that date, there were 12,989,521 Common Shares outstanding, each of which is entitled to one vote. As of the Record Date, and on the date hereof, no person was known to the Company to own of record or beneficially more than 5% of the outstanding shares of Common Stock of the Company.

     This Proxy Statement and enclosed proxy card are being mailed to shareholders beginning on or about March 12, 1998. An Annual Report to Shareholders including financial statements for the years ending December 31, 1997, 1996 and 1995 is enclosed.


                             ELECTION OF DIRECTORS

     There are currently eight members of the Board of Directors, divided into three classes, two of which have three members and one of which has two members. One class is elected each year for a three-year term. The Board of Directors has realigned Mr. C. Phillip Barger from a Class I Director to a Class II Director to make the expiration of his term in 1999 coincident with his planned tenure as Director. Due to this realignment, the Board has realigned Mr. Carl A. Rosberg from a Class II Director to a Class I Director to make the three Board classes as nearly equal in size as possible - two in Class I and three in each of Classes II and III. The names and employment histories of the three nominees, five current Directors and Executive Officers are indicated in the following table. The number and percentage of shares of Common Stock beneficially owned by each as of the Record Date is also indicated.

     One Class II Director and the Class I Directors are eligible for election at the 1998 Annual Meeting of Shareholders. The nominees listed below are current Directors who have consented to stand for re-election as Class II and Class I Directors of the Company to serve one and three year terms expiring at the 1999 and 2001 Annual Meeting of Shareholders of the Company, respectively. It is not anticipated that any nominee for election will become unable to serve as a Director of the Company, but if any or all are unable to accept nomination, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board of Directors. A quorum being present, the persons receiving a plurality of the votes cast will be elected as Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as Directors.



                                Common Stock
-----------------------------------------------------------------------------
                                                          Shared
                                              Sole        Voting
                                           Voting and       and
                                           Investment   Investment    Other
Name                                          Power      Power(a)      (b)
----------------------------------------- ------------ ------------ ---------
CLASS I DIRECTORS - Nominees for Election
C. Wilson McNeely, III                        18,461       1,825      1,322
Age 55
Director since 1995
Carl A. Rosberg                                    0      10,248     51,900
Age 45
Director since 1992
CLASS II DIRECTOR - Nominee for Election
C. Phillip Barger                            123,707      29,992          0
Age 69
Director since 1963
CLASS II DIRECTORS - Terms Expire 1999
John B. Mitchell, Sr                           1,467       3,262        661
Age 57
Director since 1989




                                                                             Principal
                                                                          Occupation and
                                                                             Business
                                                     Percentage           Experience for
Name                                        Total     of Class             Past 5 years
----------------------------------------- --------- ------------ --------------------------------
CLASS I DIRECTORS - Nominees for Election
C. Wilson McNeely, III                      21,608   .16%        Chairman of the
Age 55                                                           Board - Eagle Corporation
Director since 1995                                              (Manufacturer of concrete
                                                                 products and distributor of
                                                                 fuel oils), Charlottesville, VA
Carl A. Rosberg                             62,148   .47%        Senior Vice President since
Age 45                                                           May 1, 1990 - CFW
Director since 1992                                              Communications Company
                                                                 and Subsidiaries,
                                                                 Waynesboro, VA and
                                                                 Director of American
                                                                 Telecasting, Inc.,
                                                                 Colorado Springs, CO
CLASS II DIRECTOR - Nominee for Election
C. Phillip Barger                          153,699  1.16%        Chairman - E. W. Barger
Age 69                                                           and Company T/A Barger
Director since 1963                                              Insurance Network,
                                                                 Waynesboro, VA
CLASS II DIRECTORS - Terms Expire 1999
John B. Mitchell, Sr                         5,390   .04%        President and Chairman of
Age 57                                                           the Board - Hammond-
Director since 1989                                              Mitchell, Inc. (Construction
                                                                 Contractor), Covington, VA

                                                 Common Stock
--------------------------------------------------------------------------------------------------------------
                                       Shared                                               Principal
                           Sole        Voting                                            Occupation and
                        Voting and       and                                                Business
                        Investment   Investment    Other              Percentage         Experience for
Name                       Power      Power(a)      (b)      Total     of Class           Past 5 years
---------------------- ------------ ------------ --------- --------- ------------ ----------------------------
James S. Quarforth           392        14,103    100,433   114,928   .87%        President and Chief
Age 43                                                                            Executive Officer since
Director since 1987                                                               May 1, 1990 - CFW
                                                                                  Communications Company
                                                                                  and Subsidiaries,
                                                                                  Waynesboro, VA; Director of
                                                                                  Virginia Financial
                                                                                  Corporation, Staunton, VA;
                                                                                  and Director of American
                                                                                  Telecasting, Inc., Colorado
                                                                                  Springs, CO
CLASS III DIRECTORS - Terms Expire 2000
John N. Neff                 100           800      1,178     2,078   .02%        President and Chief
Age 46                                                                            Executive Officer - Nielsen
Director since 1995                                                               Builders, Inc.,
                                                                                  Harrisonburg, VA
William W. Gibbs, V       76,934       115,668        294   192,896  1.46%        President - Comprehensive
Age 57                                                                            Computer Consultants,
Director since 1977                                                               Staunton, VA
Robert S. Yeago, Jr.      18,501        87,168          0   105,669   .80%        Chairman of the Board
Age 73                                                                            (President and Chief
Director since 1973                                                               Executive Officer until
                                                                                  May 1, 1990) - CFW
                                                                                  Communications Company
                                                                                  and Subsidiaries,
                                                                                  Waynesboro, VA

                                            Common Stock
----------------------------------------------------------------------------------------------------
                                                     Shared
                                       Sole          Voting
                                    Voting and         and
                                    Investment     Investment      Other                  Percentage
Name                                   Power        Power(a)        (b)        Total       of Class
--------------------------------   ------------   ------------   ---------   ---------   -----------
NON-DIRECTOR EXECUTIVE OFFICERS
J. William Brownlee                    12,388              0       11,950      24,338     .18%
Age 57
Warren C. Catlett                         292              0        6,500       6,792     .05%
Age 38
David E. Lowe                               0            500            0         500     .00%
Age 56
David R. Maccarelli                         0          1,560       22,166      23,726     .18%
Age 45
Michael B. Moneymaker                   1,508          3,944        7,200      12,652     .10%
Age 40
Christina S. Smith                        166          3,416        7,950      11,532     .09%
Age 37
Walter M. Zirkle                        3,686              0        6,500      10,186     .08%
Age 40
All officers and directors as a
group (15 persons)
                                      257,602        272,486      218,054     748,142    5.66%
--------------------------------      -------        -------      -------     -------    ----

(a) Includes shares held by spouses, children, trusts and companies in which the director or officer owns a controlling interest.

(b) Shares subject to options exercisable within sixty days.

     Based on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during 1997 its directors and executive officers complied with all applicable Section 16 filing requirements except, Mr. McNeely, whose Form 4 filings with respect to the purchase of 2,000, 1,000, 2,000 and 200 shares were thirteen, nine, nine and four months late, respectively.


                            COMMITTEES OF THE BOARD

     C. Phillip Barger, James S. Quarforth, Robert S. Yeago, Jr. and John B. Mitchell, Sr. comprise the Executive Committee of the Board. One committee meeting was held during 1997.

     The Company has a standing Audit Committee and a Compensation and Stock Option Committee. The Audit Committee, consisting of C. Phillip Barger, William Wayt Gibbs, V. and John N. Neff, had two meetings in 1997 for the purpose of approving the 1996 audit and recommending an accounting firm to the Board to serve as independent public auditors to make an audit of the financial statements of the Company for the year 1997 and to perform certain non-audit services.

     The Compensation and Stock Option Committee, consisting of C. Phillip Barger, John B. Mitchell, Sr., C. Wilson McNeely, III and Robert S. Yeago, Jr., held one meeting during the year for the purpose of determining wage and salary increases and granting stock options to certain key employees of the Company.

     The full Board of Directors has the responsibilities of a Nominating Committee whose functions include consideration of the size, composition and continuity of the Board. In carrying out its responsibilities, the Board will consider candidates suggested by shareholders. Any shareholder recommendation for a nominee for director at the 1999 Annual Meeting of Shareholders of the Company, together with a description of the proposed nominee's qualifications, relevant biographical information and the proposed nominee's signed consent to serve if elected, should be submitted in writing to the Corporate Secretary of the Company not later than February 27, 1999.

     The Board of Directors held eight regular meetings during 1997. All directors attended at least 75% of the meetings of the Board and committees of which he is a member.


                          SUMMARY COMPENSATION TABLES

     The following tables set forth information as to compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Company (the "Named Executives") for 1997, with comparisons to 1996 and 1995 information, as well as option grants and exercises for 1997:


                            EXECUTIVE COMPENSATION



                                                                    Long Term
               Annual Compensation                                Compensation
-------------------------------------------------                --------------
                                                                     Awards
                                                                 --------------
  Name and                                                         Options/
Principal Position           Year       Salar y       Bonu s         SARs         All Other1/
--------------------------   ----       -----         ----         ---            ------------
James S. Quarforth           1997      $221,250      $98,698          20,000      $7,668
President & Chief            1996       198,750       69,418          21,000       6,018
Executive Officer            1995       165,000       46,077           6,000       5,754
Carl A. Rosberg              1997       157,500       54,237          11,000       7,176
Senior Vice President        1996       142,500       22,313          12,000       5,681
                             1995       118,308       22,223           4,000       5,371
David R. Maccarelli          1997       127,500       43,804          11,000       6,881
Senior Vice President        1996       113,751       35,250          12,000       5,014
                             1995        95,004       19,162           3,000       4,334
Walter M. Zirkle2/           1997       119,000       31,679          10,000       5,392
Vice President and           1996        96,250       23,771          10,000         361
COO - Wireless               1995             0            0               0           0
Michael B. Moneymaker3/      1997       111,000       31,583           8,000       3,185
Vice President - Finance     1996       102,500       26,141           6,750       2,329
                             1995        19,782            0           5,000           0

     1/ In 1997 the Company made contributions to the savings plan of $5,700 for James S. Quarforth, $5,700 for Carl A. Rosberg, $5,700 for David R. Maccarelli, $4,310 for Walter M. Zirkle, and $2,152 for Michael B. Moneymaker. In addition, the Company made group life insurance premium payments of $1,968 for James S.

Quarforth, $1,476 for Carl A. Rosberg, $1,181 for David R. Maccarelli, $1,082 for Walter M. Zirkle, and $1,033 for Michael B. Moneymaker.

     In 1996 the Company made contributions to the savings plan of $4,394 for James S. Quarforth, $4,500 for Carl A. Rosberg, $4,070 for David R. Maccarelli, and $1,706 for Michael B. Moneymaker. In addition, the Company made group life insurance premium payments of $1,624 for James S. Quarforth, $1,181 for Carl A. Rosberg, $944 for David R. Maccarelli, $361 for Walter M. Zirkle, and $623 for Michael B. Moneymaker.

     2/ Mr. Zirkle joined the Company on February 16, 1996 and became an executive officer of the Company effective April 22, 1997.

     3/ Mr. Moneymaker joined the Company on October 10, 1995.



                            OPTION/SAR GRANTS TABLE

                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------


                                                                                         Potential Realizable
                                                                                           Value At Assumed
                                                                                            Annual Rates of
                                                                                              Stock Price
                                                                                             Appreciation
                                 Individual Grants                                          For Option Term
------------------------------------------------------------------------------------   -------------------------
                                           % of Total
                            Options/      Options/SARs      Exercise
                              SARs         Granted to       or Base
                           Granted(1)     Employees in       Price       Expiration
          Name              (Shares)       Fiscal Year     Per Share        Date          5%(2)         10%(2)
-----------------------   ------------   --------------   -----------   ------------   -----------   -----------
James S. Quarforth           20,000            18.8%       $  20.875    02/24/2007      $262,500      $662,500
Carl A. Rosberg              11,000            10.4%          20.875    02/24/2007       144,375       364,375
David R. Maccarelli          11,000            10.4%          20.875    02/24/2007       144,375       364,375
Walter M. Zirkle             10,000             9.4%          20.875    02/24/2007       131,250       331,250
Michael B. Moneymaker         8,000             7.5%          20.875    02/24/2007       105,000       265,000


(1) No SARs were granted in tandem with stock options.

(2) In order to realize the potential value set forth, the price per share of the Company's common stock would be approximately $34.00 and $54.00, respectively, at the end of the ten year option term.

                 OPTION/SAR EXERCISES AND YEAR END VALUE TABLE

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR
--------------------------------------------------------------------------
                                     Values
                                     ------



                                                                                      Value of Unexercised
                                                            Number of Unexercised         In-the-Money
                                                               Options/SARs at            Options/SARs
                                                               FY-End (Shares)               FY-End
                           Shares Acquired       Value           Exercisable/             Exercisable/
          Name               On Exercise       Realized         Unexercisable             Unexercisable
-----------------------   -----------------   ----------   -----------------------   ----------------------
James S. Quarforth              3,775          $45,536        91,233 /  41,948       $995,030  /  $121,467
Carl A. Rosberg                 2,500            3,015        46,750 /  23,350         416,787  /  69,300
David R. Maccarelli             1,560            9,140        17,016 /  22,850         49,659  /  67,800
Walter M. Zirkle                    0                0        2,000 /  18,000           9,250  /  52,000
Michael B. Moneymaker               0                0        3,850 /  15,900          16,893  /  48,636


Closing price on December 31, 1997 was $22.375 and was used in calculating the value of unexercised options.


                 PENSION PLAN/DEFINED BENEFIT PLAN DISCLOSURE

     The following table reflects the estimated aggregate retirement benefits to which certain executive officers of the Company, including each of the named executive officers in the Summary Compensation Table, are expected to be entitled under the provisions of the Company's non-contributory, funded employee retirement plan and the executive supplemental retirement plan (the "Plans"). The table illustrates the amount of aggregate annual retirement benefits payable under the Plans for an executive retiring in 1997 at age 65 computed on a straight life annuity. The amount of benefit assumes that the executive has completed a minimum of 15 years of service. The supplemental benefit amount will not be paid for service of less than 15 years. Additional aggregate benefits are not earned for service in addition to 35 years. Amounts listed will be reduced by social security benefits and offset by employer 401(k) contributions.


                              Annual Retirement Benefits Payable for
                                    Respective Years of Service
                  ---------------------------------------------------------------
Average Annual
Compensation       15 years     20 years     25 years     30 years      35 years
---------------   ----------   ----------   ----------   ----------   -----------
   $  150,000      $ 75,000     $ 86,250     $ 97,500     $108,750     $120,000
      175,000        87,500      100,625      113,750      126,875      140,000
      200,000       100,000      115,000      130,000      145,000      160,000
      225,000       112,500      129,375      146,250      163,125      180,000
      250,000       125,000      143,750      162,500      181,250      200,000
      275,000       137,500      158,125      178,750      199,375      220,000
      300,000       150,000      172,500      195,000      217,500      240,000
      325,000       162,500      186,875      211,250      235,625      260,000
      350,000       175,000      201,250      227,500      253,750      280,000


     The number of credited years of service for James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Walter M. Zirkle and Michael B. Moneymaker is 18 years, 9 years, 5 years, 1 year and 2 years, respectively.


                             DIRECTOR COMPENSATION

     Non-management directors receive a monthly retainer fee of $800 and $400 for each meeting attended. The Chairman of the Board receives an additional monthly retainer fee of $600. Upon election by December 15th of the preceding year, non-management directors may elect to receive all, or a portion of their annual retainer fee in Company stock option grants.

               COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     As members of the Compensation Committee and Stock Option Committee it is our duty to monitor the performance and compensation of executive officers and other key employees and to make appropriate recommendations and reports to the Board concerning matters of executive compensation.

     The Company maintains a compensation program designed to motivate, retain and attract management, with incentives linked to financial performance and enhanced shareholder value. The fundamental philosophy is to relate the amount of compensation for an executive directly to his or her contribution to the Company's success in achieving superior performance objectives. The Company's executive compensation program consists of three components: 1) base salary; 2) potential for annual incentive compensation based on Company performance; and,
3) the opportunity to earn long-term stock-based incentives which are intended to encourage achievement of superior long-term results and to align executive officer interests with those of the shareholders. The base salary element is developed based on the performance of the individual executives with reference to industry, peer group and national surveys, with the objective of having the Company's chief executive officer receive a level of base salary similar to the average base salary of chief executives at similarly sized technological service companies. Base salary levels of the Company's other executive officers are established by reference to the chief executive officer's salary, depending on the type and level of responsibility of the other executives. The annual incentive compensation element is based on the Company's attainment of certain levels of profitability, service and on the individual's overall performance, all as set forth in the Company's annual management incentive plan. The criteria contained in the Company's annual management incentive compensation plan (MIP) is developed in conjunction with the Company's annual business plan. The long-term stock-based element is developed by reference to competitive practices and trends of other companies which use stock options as a component of executive compensation. Long-term stock-based incentives are given great weight in the Company's overall compensation mix in order to incentivize executive officers to increase shareholder value. Accordingly, the Committee has taken into account the amount and value of options held by each of the executive officers when considering new grants to assure that deserving executives have a significant equity participation in the Company.

     The Chief Executive Officer's total compensation increased by $53,430 in 1997 compared to 1996. A number of factors and criteria were utilized by the Compensation Committee in evaluating the increase in total compensation. An independent compensation consulting firm's industry market survey of similarly sized technological service companies as well as individual performance were utilized to determine the base salary increase of $22,500. The achievement of strong financial performance compared to the Company's annual business plan resulted in an incentive increase of $29,280 over 1996. During 1997, the Company's consolidated net operating revenues increased $9.1 million or 18%, operating cash flows (operating income before depreciation and amortization) increased $4.8 million or 20% and net income (including gain on sale and loss on write-down of investments) increased $2.7 million or 28%. The Compensation Committee also considers the Chief Executive Officer's continued leadership in advancing the Company's long-term strategic business goals. Specifically, during 1997, the Company, launched Personal Communications Services throughout central and western Virginia in the fourth quarter and in conjunction with this service opened the Company's first integrated retail stores throughout this same geographic region; introduced high speed internet access over wireless cable spectrum; doubled the calling volume from directory assistance within the Company's existing calling centers with the expansion of the contract with AT&T for customers seeking numbers in New Jersey, Delaware and Pennsylvania and a new contract for GTE wireless customers in Virginia and Pennsylvania and; introduced long distance service during the fourth quarter.

                        Compensation Committee and Stock Option Committee

                        R. S. Yeago, Jr.           John B. Mitchell, Sr.
                        C. Phillip Barger          C. Wilson McNeely, III

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Robert S. Yeago, Jr., a Director and member of the Compensation Committee and Stock Option Committee of the Company, formerly served as President and Chief Executive Officer.


                              RELATED TRANSACTIONS

     Through a competitive bidding process, during 1997 the Company awarded a $2.2 million construction contract to Nielsen Construction Company. Mr. John N. Neff currently serves as President and Chief Executive Officer of Nielsen Construction Company.


                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Composite Index and to the S&P Telecommunications Index (which includes the five (previously seven, before mergers) Regional Bell Operating Companies (RBOCS), GTE and ALLTEL) for the Company's last five fiscal years. The graph assumes that the value of the investment in each scenario was $100 at December 31, 1992 and that all dividends were reinvested in their respective common stock issue in the month paid.




COMPARISON of FIVE-YEAR CUMULATIVE TOTAL RETURN


                                            Fiscal Year Ended December 31
                                1992      1993      1994      1995     1996     1997

CFW Communciations Company      100       143        119      105       134      138
NASDAQ Composite Index          100       115        112      159       195      240
S&P Telecom Index               100       121        115      168       176      243


                              FINANCIAL STATEMENTS

     The Company's 1997 Annual Report to Shareholders contains audited financial statements for 1997, 1996 and 1995 and the report of McGladrey & Pullen, LLP thereon. Management's Discussion and Analysis of financial condition and results of operations is also contained in this 1997 Annual Report.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of McGladrey & Pullen, LLP, P. O. Box 1276, Richmond, Virginia, independent public accountants, audited the financial statements of the Company for the fiscal year ending December 31, 1997. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will be available to make a statement if he desires to do so and to answer appropriate questions with respect to that firm's audit of the Company's financial statements and records for the fiscal year ended December 31, 1997.


                             SHAREHOLDER PROPOSALS

     In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and Proxy for the 1999 Annual Meeting of Shareholders, such proposals must be received by the Corporate Secretary of the Company by February 27, 1999.


                                   FORM 10-K

     Upon written request to the Corporate Office of the Company, P. O. Box 1990, Waynesboro, Virginia 22980, shareholders will be furnished without charge a copy of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and the schedules thereto for the most recent fiscal year.


Waynesboro, Virginia
March 12, 1998

P R O X Y                CFW COMMUNICATIONS COMPANY

                   Proxy Solicited by the Board of Directors

     The undersigned hereby constitutes W.W. Gibbs, V and C.S. Smith, or either of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all common stock of the undersigned at the Annual Meeting of Shareholders to be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, on Tuesday, April 21, 1998, at 10:00 a.m., or any adjournment thereof.

     The Board of Directors recommends a vote "FOR":


1. ELECTION OF DIRECTORS (two Class I, one Class II)
[ ] FOR all nominees listed below                       [ ] WITHHOLD AUTHORITY to
  (except as marked to the contrary below)              vote for all nominees listed below


(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

  C. Wilson McNeely, III  Carl A. Rosberg  C. Phillip Barger
         (Class I)          (Class I)        (Class II)


2. To vote on such other business, if any, that may properly come before the meeting.
[ ] Please check box if you plan to attend the meeting.



                           (continued on other side)

                          (continued from other side)



Dated:________________ , 1998           ________________________________________

                                        ________________________________________

                                        (Please sign your name(s) exactly as
                                                 shown hereon.)


                                        THIS PROXY WHEN PROPERLY
                                        EXECUTED WILL BE VOTED IN THE
                                        MANNER DIRECTED HEREIN BY THE
                                        SHAREHOLDER(S). IF NO DIRECTION
                                        IS MADE, THIS PROXY WILL BE
                                        VOTED FOR THE NOMINEES FOR
                                        ELECTION OF THE CLASS I AND II
                                        DIRECTORS AND APPROVAL OF THE
                                        OTHER MATTERS TO BE CONSIDERED
                                        AT THE MEETING.